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                                                                    Exhibit 1.1




                                 ABB LTD, ZURICH



                            Articles of Incorporation


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                               TRANSLATION OF THE
                          ARTICLES OF INCORPORATION OF
                                 ABB LTD, ZURICH
                               AS OF JUNE 26, 1999


                  Section 1:  NAME, PLACE OF INCORPORATION, PURPOSE AND
DURATION.

                  Article 1. NAME, PLACE OF INCORPORATION. Under the name ABB Ltd, ABB AG, ABB SA there exists a corporation with its place of incorporation in Zurich.

                  Article 2.  PURPOSE.

                  1. The purpose of the Company is to hold interests in business enterprises, particularly in enterprises active in the areas of industry, trade and services.

                  2. The Company may acquire, encumber, exploit or sell real estate and intellectual property rights in Switzerland and abroad and may also finance other companies.

                  3. The Company may engage in all types of transactions and may take all measures that appear appropriate to promote, or that are related to, the purpose of the Company.

                  Article 3. DURATION. The duration of the Company shall be unlimited.

                  Section 2:  SHARE CAPITAL.

                  Article 4.  SHARE CAPITAL.

                  1. The share capital of the Company is CHF 3'000'023'580 and is divided into 300'002'358 fully paid registered shares. Each share has a par value of CHF 10.

                  2. Upon resolution of the General Meeting of Shareholders, registered shares may be converted into bearer shares and bearer shares may be converted into registered shares.

                  Article 4bis.  AUTHORIZED SHARE CAPITAL.

                  1. The Board of Directors shall be authorized to increase the share capital in an amount not to exceed CHF 100'000'000 through the issuance of up to 10'000'000 fully paid registered shares with a par value of CHF 10 per share by not later than June 26, 2001. An increase in partial amounts shall be permitted.

                  2. The subscription and acquisition of the new shares, as well as each subsequent transfer of the shares, shall be subject to the restrictions of art. 5 of these Articles of Incorporation.

                  3. The Board of Directors shall determine the date of issue of new shares, the issue price, the type of payment, the conditions for the exercise of preemptive rights, and the

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beginning date for dividend entitlement. In this regard, the Board of Directors may issue new shares by means of a firm underwriting through a banking institution or syndicate and a subsequent offer of these shares to the current shareholders. The Board of Directors may permit preemptive rights that have not been exercised to expire or it may place these rights and/or shares as to which preemptive rights have been granted but not exercised, at market conditions.

                  4. The Board of Directors is further authorized to restrict or deny the preemptive rights of shareholders and allocate such rights to third parties if the shares are to be used:

                  (a) for the acquisition of an enterprise, parts of an enterprise or participations or, in case of a share placement, for the financing of such transactions; or

                  (b) for the purpose of broadening the shareholder constituency in connection with a listing of shares on domestic or foreign stock exchanges.

                  Article 4ter.  CONTINGENT SHARE CAPITAL.

                  1. The share capital may be increased in an amount not to exceed CHF 100'000'000 by the issuance of up to 10'000'000 fully paid registered shares with a par value of CHF 10 per share through the exercise of conversion rights and/or warrants granted in connection with the issuance on national or international capital markets of bonds or similar debt instruments by the Company or one of its group companies and/or through the exercise of warrant rights granted to the shareholders. The preemptive rights of the shareholders shall be excluded in connection with the issuance of convertible or warrant-bearing bonds or similar debt instruments. The then current owners of conversion rights and/or warrants shall be entitled to subscribe for the new shares. The conditions of the conversion rights and/or warrants shall be determined by the Board of Directors.

                  2. The acquisition of shares through the exercise of conversion rights and/or warrants and each subsequent transfer of the shares shall be subject to the restrictions of art. 5 of these Articles of Incorporation.

                  3. In connection with the issue of convertible or warrant-bearing bonds or similar debt instruments, the Board of Directors shall be authorized to restrict or deny the advance subscription rights of shareholders if such debt issues are for the purpose of financing the acquisition of an enterprise, parts of an enterprise, or participations. If advance subscription rights are denied by the Board of Directors, the following shall apply: the convertible bond or warrant issues shall be made at the prevailing market conditions (including the standard dilution protection provisions in accordance with market practice) and the new shares shall be issued pursuant to the relevant convertible bond or warrant issue conditions. Conversion rights may be exercised during a maximum 10-year period, and warrants may be exercised during a maximum 7-year period, in each case from the date of the respective debt issue. The conversion or warrant price must at least equal the average of the most recent price for the shares on the Swiss Exchange during the five business days preceding determination of the definitive issue conditions for the relevant convertible bond or warrant issues.

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                  4. The share capital may be increased in an amount not to
exceed CHF 100'000'000 through the issuance of up to 10'000'000 fully paid registered shares with a par value of CHF 10 per share by the issuance of new shares to employees of the Company and group companies. The preemptive and advance subscription rights of the shareholders of the Company shall thereby be excluded. The shares or rights to subscribe for shares shall be issued to employees pursuant to one or more regulations to be issued by the Board of Directors, taking into account performance, functions, levels of responsibility and profitability criteria. Shares or subscription rights may be issued to employees at a price lower than that quoted on the stock exchange.

                  5. The acquisition of shares within the context of employee share ownership and each subsequent transfer of the shares shall be subject to the restrictions of art. 5 of these Articles of Incorporation.

                  Article 5. SHARE REGISTER AND RESTRICTIONS ON REGISTRATION, NOMINEES.

                  1. The Company shall maintain a share register listing the surname and first name (in the case of legal entities, the company name) and address of the holders and usufructuaries of the registered shares.

                  2. Acquirors of registered shares shall be registered upon request in the share register as shareholders with the right to vote, provided that they expressly declare that they acquired the registered shares in their own name and for their own account.

                  3. If persons fail to expressly declare in their registration applications that they hold the shares for their own account (the "Nominees"), the Board of Directors shall enter such persons in the share register with the right to vote, provided that the Nominee has entered into an agreement with the Board of Directors concerning his status and is subject to a recognised bank or financial market supervision.

                  4. After hearing the registered shareholder or Nominee, the Board of Directors may cancel registrations in the share register, retroactive to the date of registration, if such registrations were made based on incorrect information. The relevant shareholder or Nominee shall be informed immediately as to the cancellation.

                  5. The Board of Directors shall regulate the details and issue the instructions necessary for compliance with the preceding provisions. In special cases, it may grant exemptions from the rule concerning Nominees. The Board of Directors may delegate its duties.

                  6. Notwithstanding paras. 2-4 of this article, acquirors of registered shares may be registered in the share register with Vardepapperscentralen VPC AB ("VPC") in accordance with Swedish law.

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                  Article 6.  SHARE CERTIFICATES.

                  1. The shareholder may at any time request the Company to issue a confirmation of the number of registered shares held by such shareholder. The shareholder is not entitled, however, to request the printing and delivery of certificates for registered shares. The Company may, on the other hand, at any time print and deliver certificates for registered shares, and may, with the consent of the shareholder, destroy issued certificates that are delivered to it, without replacement.

                  2. Uncertificated registered shares, including any uncertificated rights arising thereunder, may be transferred only by way of assignment. The assignment must be notified to the Company in order to be valid.

                  3. Uncertificated registered shares and the pecuniary rights associated therewith may be pledged only by way of a written agreement, and only in favor of the bank at which the shareholder holds such shares in book-entry form. Notification to the Company shall not be necessary. Uncertificated registered shares registered with VPC may be pledged in accordance with Swedish law.

                  4. In the event that shares are printed, they shall bear the signatures of two members of the Board of Directors. These signatures may be facsimile signatures.

                  5. The Company may in any event issue certificates representing more than one share.

                  Article 7.  EXERCISE OF RIGHTS.

                  1. The Company shall only accept one representative per share.

                  2. The right to vote and rights relating thereto under a registered share may be exercised vis-a-vis the Company only by a shareholder, usufructuary or Nominee registered in the share register with the right to vote.

                  Article 8.  DIVIDEND ACCESS FACILITY.

                  1. The Company has established a dividend access facility under which shareholders who are resident in Sweden have the option to be registered with VPC as holders of a total of up to 150'001'179 registered shares of the Company, with suspended dividend entitlement. The claim to dividends against the Company on such registered shares shall be suspended as long as such registered shares are registered with VPC. In lieu thereof, on each such registered share, an amount equivalent to the dividend resolved on a registered share of the Company shall be paid in Swedish kronor by ABB Participation AB based on the dividend entitlement on a preference share.

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                  2. In deciding on the appropriation of dividends, the General
Meeting of Shareholders shall take into account that the Company will pay dividends only on shares that do not participate in the dividend access facility.

                  Section 3:  CORPORATE BODIES.

                  A. GENERAL MEETING OF SHAREHOLDERS.

                  Article 9.  COMPETENCE.

                  The General Meeting of Shareholders is the supreme body of the Company.

                  Article 10.  ORDINARY GENERAL MEETINGS.

                  The Ordinary General Meeting of Shareholders shall be held each year within six months after the close of the fiscal year of the Company; the business report and the Auditor's report, together with the Group Auditor's report, shall be made available for inspection by the shareholders at the place of incorporation of the Company by no later than twenty days prior to the meeting. Each shareholder is entitled to request immediate delivery of a copy of these documents. Shareholders will be notified of this in writing.

                  Article 11.  EXTRAORDINARY GENERAL MEETINGS.

                  1. Extraordinary General Meetings of Shareholders shall be held when deemed necessary by the Board of Directors or the Auditors.

                  2. Furthermore, Extraordinary General Meetings of Shareholders shall be convened upon resolution of a General Meeting of Shareholders or if this is requested by one or more shareholders who represent an aggregate of at least one-tenth of the share capital and who submit a petition signed by such shareholder(s), specifying the items for the agenda and the proposals.

                  Article 12.  NOTICE OF GENERAL MEETINGS.

                  1. Notice of General Meetings of Shareholders shall be given by the Board of Directors or, if necessary, by the Auditors, by no later than twenty days prior to the meeting date. Notice of the meeting shall be given by way of an announcement appearing once in the official publication organ of the Company. Shareholders may also be informed by ordinary mail. Liquidators and representatives of bondholders shall also be entitled to call a General Meeting of Shareholders.

                  2. The notice of a meeting shall state the items on the agenda and the proposals of the Board of Directors and of the shareholders who demanded that a General Meeting of Shareholders be held or that an item be included on the agenda and, in case of elections, the names of the nominated candidates.

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                  Article 13.  AGENDA.

                  1. One or more shareholders whose combined shareholdings represent an aggregate par value of at least CHF 1'000'000 may demand that an item be included on the agenda of a General Meeting of Shareholders. Such inclusion must be requested in writing at least forty days prior to the meeting and shall specify the agenda items and proposals of such shareholder(s).

                  2. No resolutions may be passed at a General Meeting of Shareholders concerning agenda items for which proper notice was not given. This provision shall not apply, however, to proposals made during a General Meeting of Shareholders to convene an Extraordinary General Meeting of Shareholders or to initiate a special audit.

                  3. No previous notification shall be required for proposals concerning items included on the agenda and for debates as to which no vote is taken.

                  Article 14.  PRESIDING OFFICER, MINUTES, VOTE COUNTERS.

                  1. The General Meeting of Shareholders shall be held at the place of incorporation of the Company, unless the Board of Directors decides otherwise. The Chairman of the Board or, in his absence, a Vice-Chairman or any other Member appointed by the Board, shall take the chair.

                  2. The presiding officer shall appoint the secretary and the vote counters. The minutes shall be signed by the presiding officer and the secretary.

                  3. The presiding officer shall have all powers and authority necessary to ensure the orderly and undisturbed conduct of the General Meeting of Shareholders.

                  Article 15.  PROXIES.

                  1. The Board of Directors shall issue procedural rules regarding participation in and representation at the General Meeting of Shareholders.

                  2. A shareholder may be represented only by his legal representative, another shareholder with the right to vote, a corporate body (Organvertreter), an independent proxy (unabhangiger Stimmrechtsvertreter), or a depositary (Depotvertreter). All shares held by one shareholder may be represented by only one representative.

                  Article 16.  VOTING RIGHTS.

                  Subject to art. 5 para. 2 of these Articles of Incorporation, each share shall grant the right to one vote.

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                  Article 17.  RESOLUTIONS, ELECTIONS.

                  1. Unless otherwise required by law, the General Meeting of Shareholders shall pass resolutions and decide elections upon an absolute majority of the votes represented.

                  2. Resolutions and elections shall be decided by a show of hands, unless a secret ballot is resolved by the General Meeting of Shareholders or is ordered by the presiding officer.

                  3. The presiding officer may at any time order that an election or resolution decided by a show of hands be repeated through a secret ballot if, in his view, the results of the vote are in doubt. In this case, the preceding decision by a show of hands shall be deemed to have not occurred.

                  4. If the first ballot fails to result in an election and more than one candidate is standing for election, the presiding officer shall order a second ballot in which a relative majority shall be decisive.

                  Article 18.  SPECIFIC POWERS OF THE GENERAL MEETING.

                  The following powers shall be vested exclusively in the General Meeting of Shareholders:

                  (a) adoption and amendment of the Articles of Incorporation;

                  (b) election of the members of the Board of Directors, the Auditors and the Group Auditors;

                  (c) approval of the annual report and the consolidated financial statements;

                  (d) approval of the annual financial statements and deciding on the allocation of profits shown on the balance sheet, in particular with regard to dividends;

                  (e) granting discharge to the members of the Board of Directors and the persons entrusted with management;

                  (f) passing resolutions as to all matters reserved to the authority of the General Meeting by law or under these Articles of Incorporation or that are submitted to the General Meeting by the Board of Directors, subject to art. 716a Swiss Code of Obligations.

                  Article 19.  SPECIAL QUORUM.

                  The approval of at least two-thirds of the votes represented shall be required for resolutions of the General Meeting of Shareholders with respect to:

                  (a) a modification of the purpose of the Company;

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                  (b) the creation of shares with increased voting powers;

                  (c) restrictions on the transfer of registered shares and the removal of such restrictions;

                  (d) restrictions on the exercise of the right to vote and the removal of such restrictions;

                  (e) an authorized or conditional increase in share capital;

                  (f) an increase in share capital through the conversion of capital surplus, through an in-kind contribution or in exchange for an acquisition of property, and a grant of special benefits;

                  (g) the restriction or denial of preemptive rights;

                  (h) a transfer of the place of incorporation of the Company;

                  (i) the dissolution of the Company without liquidation.

                  B. BOARD OF DIRECTORS.

                  Article 20.  NUMBER OF DIRECTORS.

                  The Board of Directors shall consist of no less than 7 and no more than 13 members, all of whom shall be shareholders.

                  Article 21.  TERM OF OFFICE.

                  1. The term of office of the members of the Board of Directors shall be one year. In this regard, one year shall mean the period between two Ordinary General Meetings of Shareholders.

                  2. Members of the Board of Directors whose terms of office have expired shall be immediately eligible for re-election.

                  Article 22.  ORGANIZATION OF THE BOARD, REMUNERATION.

                  1. The Board of Directors shall elect from among its members one Chairman and one or more Vice-Chairmen. It shall appoint a secretary who need not be a member of the Board.

                  2. The members of the Board of Directors shall be entitled to the reimbursement of all expenses incurred in the interests of the Company, as well as remuneration for their services that is appropriate in view of their functions and responsibilities. The amount of the remuneration shall be fixed by the Board of Directors or a committee of the Board of Directors.

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                  Article 23.  CONVENING OF MEETINGS.

                  The Chairman shall convene meetings of the Board of Directors if and when the need arises or whenever a member or the chief executive officer so requests in writing.

                  Article 24.  RESOLUTIONS.

                  1. In order to pass resolutions, at least a majority of the members of the Board of Directors must be present. No attendance quorum shall be required for resolutions of the Board of Directors providing for the confirmation of capital increases or for the amendment of the Articles of Incorporation in connection therewith.

                  2. Resolutions of the Board of Directors shall be adopted upon a majority of the votes cast. In the event of a tie, the Chairman shall have the casting vote.

                  3. Resolutions may be passed by way of circulation (in writing), provided that no member requests oral deliberation.

                  Article 25.  SPECIFIC POWERS OF THE BOARD.

                  1. The Board of Directors has, in particular, the following nondelegable and inalienable duties:

                  (a) the ultimate direction of the business of the Company and the issuance of the necessary instructions;

                  (b) the determination of the organization of the Company;

                  (c) the administration of accounting, financial control and financial planning;

                  (d) the appointment and removal of the persons entrusted with management and representation of the Company;

                  (e) the ultimate supervision of the persons entrusted with management of the Company, specifically in view of their compliance with law, these Articles of Incorporation, the regulations and directives;

                  (f) the preparation of business reports, the preparations for the General Meetings of Shareholders and the implementation of the resolutions adopted by the General Meetings of Shareholders;

                  (g) the adoption of resolutions concerning an increase in share capital to the extent that such power is vested in the Board of Directors (art. 651 para. 4 Swiss Code of Obligations) and of resolutions concerning the confirmation of capital increases and corresponding amendments to the Articles of Incorporation, as well as making the required report on the capital increase;

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                  (h) the examination of the professional qualifications of
the qualified auditors;

                  (i) notification of the court if liabilities exceed assets.

                  2. In addition, the Board of Directors may pass resolutions with respect to all matters that are not reserved to the authority of the General Meeting of Shareholders by law or under these Articles of Incorporation.

                  Article 26.  DELEGATION OF POWERS.

                  Subject to art. 25 of these Articles of Incorporation, the Board of Directors may delegate management of the Company in whole or in part to individual directors or to third persons (Executive Committee) pursuant to regulations governing the internal organization.

                  Article 27.  SIGNATURE POWER.

                  The due and valid representation of the Company by members of the Board of Directors or other persons shall be set forth in regulations governing the internal organization.

                  C. AUDITORS AND GROUP AUDITORS.

                  Article 28.  TERM, POWERS AND DUTIES.

                  The Auditors and the Group Auditors, both of which shall be elected by the General Meeting of Shareholders each year, shall have the powers and duties vested in them by law.

                  Section 4: ANNUAL FINANCIAL STATEMENTS, CONSOLIDATED FINANCIAL STATEMENTS AND PROFIT ALLOCATION.

                  Article 29.  FISCAL YEAR, BUSINESS REPORT.

                  1. The fiscal year shall close as of December 31 of each year, closing for the first time on December 31, 1999.

                  2. For each fiscal year, the Board of Directors shall prepare a business report including the annual financial statements (consisting of the profit and loss statements, balance sheet and notes to the financial statements), the annual report and the consolidated financial statements.

                  Article 30. ALLOCATION OF PROFIT SHOWN ON THE BALANCE SHEET, RESERVES.

                  1. The profit shown on the balance sheet shall be allocated by the General Meeting of Shareholders within the limits set by applicable law. The Board of Directors shall submit its proposals to the General Meeting of Shareholders.

                  2. Further reserves may be taken in addition to the reserves required by law.

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                  3. Dividends that have not been collected within five years after their expiry date shall pass to the Company and be allocated to the general reserves.

                  Section 5:  ANNOUNCEMENTS, COMMUNICATIONS.

                  Article 31.  ANNOUNCEMENTS, COMMUNICATIONS.

                  1. The official publication organ of the Company shall be the Swiss Official Gazette of Commerce.

                  2. To the extent that personal notification is not mandated by law, all communications to the shareholders shall be deemed valid if published in the Swiss Official Gazette of Commerce. Written communications by the Company to its shareholders shall be sent by ordinary mail to the last address of the shareholder or authorized recipient entered in the share register.

                  Section 6:  IN-KIND CONTRIBUTIONS AND ACQUISITION OF PROPERTY.

                  Article 32.  IN-KIND CONTRIBUTIONS.

                  1. Pursuant to an in-kind contribution agreement by and between the Company and Credit Suisse First Boston, in Zurich, dated June 26, 1999, the Company, in connection with the capital increase dated June 26, 1999, shall acquire from Credit Suisse First Boston, in Zurich, as trustee of the former shareholders of ABB Participation AG (former ABB AG), in Baden, 5'453'500 fully paid registered shares of ABB Participation AG (former ABB AG) with a par value of CHF 10 per share and 7'904'200 bearer shares of ABB Participation AG (former ABB AG) with a par value of CHF 50 per share. These shares will be acquired at a total value of CHF 3'328'079'400. In consideration for such contribution in-kind, the Company shall issue to Credit Suisse First Boston, as trustee of the former shareholders of ABB Participation AG (former ABB AG), a total of 145'807'329 fully paid registered shares with an aggregate par value of CHF 1'458'073'290. The Company shall allocate the difference between the total par value of the issued shares and the net book value of the in-kind contribution in the total amount of CHF 1'870'006'110 to the reserves.

                  2. Pursuant to an in-kind contribution agreement by and between the Company and Skandinaviska Enskilda Banken AB (publ), in Stockholm, dated June 26, 1999, the Company, in connection with the capital increase dated June 26, 1999, shall acquire from Skandinaviska Enskilda Banken AB (publ), in Stockholm, as trustee of the former shareholders of ABB Participation AB (former ABB AB), in Vasteras, 651'813'826 A shares of ABB Participation AB (former ABB
AB) and 241'261'761 B shares of ABB Participation AB (former ABB AB). These shares will be acquired at a total value of CHF 3'260'285'190. In consideration for such contribution in-kind, the Company shall issue to Skandinaviska Enskilda Banken AB (publ), as trustee of the former shareholders of ABB Participation AB (former ABB AB), a total of 142'830'293 fully paid registered shares with an aggregate par value of CHF 1'428'302'930. The Company shall allocate the difference between the total par value of the issued shares and

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the net book value of the in-kind contribution in the total amount of CHF
1'831'982'260 to the reserves.

                  Article 33.  ACQUISITIONS OF PROPERTY.

                  1. Pursuant to an acquisition of property agreement dated June 26, 1999, the Company, following the capital increase dated June 26, 1999, will acquire from Asea Holding AB, in Vasteras, 16'383'744 A shares and 28'453'689 B shares of ABB Participation AB (former ABB AB), in Vasteras, at a price of CHF 71'708'860.

                  2. Following the capital increase dated June 26, 1999, the Company intends to acquire from the remaining public shareholders of ABB Participation AG (former ABB AG), in Baden, or in the cancellation procedure pursuant to art. 33 SESTA all shares of ABB Participation AG (former ABB AG) which were not tendered to the Company in connection with the exchange offer dated March 26, 1999, in exchange for the Company's own registered shares based on the exchange offer dated March 26, 1999.

ABB Ltd
P.0. Box 8131
CH-8050 Zurich
Telephone +41 (0)l 317 71 11
Telefax   +41 (0)l 317 73 21